Exhibit 99.1

Colony Bankcorp, Inc. Announces First Quarter Results

FITZGERALD, Ga., April 19, 2017 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN), today reported net income available to shareholders of $1,906,000, or $0.22 per diluted share for the first quarter of 2017 compared to $1,656,000, or $0.20 per diluted share for the comparable 2016 period.  This increase of 15.10 percent in net income for the comparable three month period was primarily driven by an increase in noninterest income and a reduction in preferred stock dividends.  “We are pleased to report that we redeemed the remaining outstanding preferred stock of $9,360,000.  This will be immediately accretive to earnings per share as we will eliminate the current quarterly dividend payment of $210,600.  Also of significance during the quarter was total loan growth of $6.0 million and a reduction in substandard assets of $1.22 million,” said Ed Loomis, President and Chief Executive Officer.  “In addition to this progress, our financial performance allowed the Company to reinstate a modest dividend payment of $0.025 per share payable to shareholders of record on March 1, 2017.”

Capital

Colony continues to maintain a strong regulatory capital position to be categorized as “well-capitalized” by regulatory benchmarks.  At March 31, 2017, the Company’s tier one leverage ratio, tier one ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.47 percent, 14.28 percent,15.39 percent and 11.34 percent, respectively, compared to 10.29 percent, 15.50 percent, 16.64 percent  and 11.32 percent, respectively, at December 31, 2016.  The Company’s capital ratios were all in excess of regulatory minimums required to be classified as “well-capitalized.”

Net Interest Margin

During the first quarter of 2017, the Company reported net interest income of $9.46 million and a net interest margin of 3.35 percent compared to $9.46 million and 3.47 percent, respectively, for first quarter 2016.  The decline in net interest margin resulted from the Company having approximately $39 million more in average earning assets for the comparable periods.  These excess funds were primarily deployed into lower yielding overnight funds and bond investments.  While we have been in a historical low interest rate environment for some time, recent Federal Reserve discussion suggests a modest move toward a “tightening” interest rate policy in 2017.  The anticipated interest rate hikes along with shifting the lower yielding assets into higher yielding loans should improve the net interest margin.

Asset Quality

The Company continues to monitor our substandard and non-performing assets and focus on problem asset resolution.  Substandard assets that include non-performing assets totaled $32.00 million at March 31, 2017 compared to $33.23 million and $46.44 million, respectively, at December 31, 2016 and March 31, 2016.  Substandard assets adjusted for SBA guarantees to tier one capital plus loan loss reserve ratio was 25.18 percent, 25.67 percent and 34.60 percent, respectively, at March 31, 2017, December 31, 2016 and March 31, 2016.  Non-performing assets declined from the previous quarter end to $17.15 million or 2.24 percent of total loans and other real estate owned as of March 31, 2017.  This compares to $18.79 million or 2.47 percent and $21.73 million or 2.85 percent, respectively, as of December 31, 2016 and March 31, 2016.

Other real estate (“OREO”) totaled $5.90 million at March 31, 2017 compared to $6.44 million and $9.62 million, respectively, at December 31, 2016 and March 31, 2016.   Though these levels remain at an elevated level, we continue to work diligently to dispose these properties at fair value.  There are several contracts that we anticipate closing in the near future to further reduce our OREO holdings.

In the first quarter of 2017 net charge-offs were $394 thousand, or 0.05 percent of average loans as compared to net charge-offs of ($591) thousand, or (0.08) percent of average loans in first quarter 2016.  The loan loss reserve was $8.86 million or 1.17 percent of total loans on March 31, 2017 compared to $8.92 million or 1.18 percent and $9.55 million or 1.27 percent, respectively, at December 31, 2016 and March 31, 2016.  Loan loss reserve methodology resulted in three months ended March 31, 2017 provision for loan losses of $335 thousand compared to $354 thousand for the comparable 2016 period.

Noninterest Income

Total noninterest income increased in the comparable periods as noninterest income for three months ended March 31, 2017 was $2.40 million compared to $2.17 million in the comparable 2016 period, or an increase of 10.50 percent.  Secondary mortgage fee income increased $86 thousand or 86.00 percent, service charges on deposits increased $53 thousand or 5.29 percent and debit card interchange fees increased $50 thousand or 8.42 percent to primarily account for the increase.

Noninterest Expense

Total noninterest expense increased in the comparable periods as noninterest expense for three months ended March 31, 2017 was $8.41 million compared to $8.24 million for the comparable 2016 period, or an increase of 2.10 percent.  Salaries and employee benefit expenses increased 6.95 percent, occupancy expense was relatively flat and other noninterest expense decreased 4.79 percent for the comparable periods.  The efficiency ratio remained flat at 70.67 percent for three months ended March 31, 2017 compared to 70.65 percent for the comparable 2016 period.   The company continues to explore opportunities to improve its’ operating efficiency.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia that consists of one operating subsidiary, Colony Bank.  Colony Bank conducts a general full service commercial, consumer and mortgage banking business through twenty-six offices located in the central, southern and coastal Georgia cities of Albany, Ashburn, Broxton, Centerville, Columbus, Cordele, Douglas, Eastman,
Fitzgerald, Leesburg, Moultrie, Quitman, Rochelle, Savannah, Soperton, Statesboro, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq Global Market under the symbol “CBAN”.

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified.  In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Forward-looking statements speak only as of the date on which such statements are made.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.    Readers are cautioned not to place undue reliance on these forward-looking statements.

Consolidated Balance Sheets Colony Bankcorp, Inc.
(in thousands)

	March 31, 2017	December 31, 2016	March 31, 2016
	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Cash Equivalents
Cash and Due from Banks	$22,099	$28,822	$16,070
Interest-Bearing Deposits	28,563	46,345	32,842
Investment Securities
Available for Sale, at Fair Value	341,932	323,658	308,840
Federal Home Loan Bank Stock, at Cost	3,043	3,010	2,755
Loans	760,341	754,283	754,261
Allowance for Loan Losses	(8,864)	(8,923)	(9,549)
Unearned Interest and Fees	(421)	(361)	(356)
	751,056	744,999	744,356
Premises and Equipment	27,812	27,969	27,019
Other Real Estate	5,899	6,439	9,618
Other Intangible Assets	72	81	107
Other Assets	28,289	29,119	26,782
Total Assets	$1,208,765	$1,210,442	$1,168,389

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-Bearing	$158,587	$159,059	$135,351
Interest-Bearing	885,644	885,298	864,692
	1,044,231	1,044,357	1,000,043
Borrowed Money
Subordinated Debentures	24,229	24,229	24,229
Other Borrowed Money	51,008	46,000	40,000
	75,237	70,229	64,229

Other Liabilities	3,436	2,468	3,574

Stockholders' Equity
Preferred Stock, Stated Value $1,000 a Share;
Authorized 10,000,000 Shares, Issued 0 Shares
as of Mar. 31, 2017, 9,360 as of Dec. 31, 2016 and
18,021 as of Mar. 31, 2016, Respectively	-	9,360	18,021
Common Stock, Par Value $1 a share; Authorized
20,000,000 Shares, Issued 8,439,258 Shares as of
Mar. 31, 2017, Dec. 31, 2016 and Mar. 31, 2016
Respectively	8,439	8,439	8,439
Paid in Capital	29,145	29,145	29,145
Retained Earnings	53,161	51,466	45,941
Accumulated Other Comprehensive Loss, Net of Tax	(4,884)	(5,022)	(1,003)
	85,861	93,388	100,543
Total Liabilities and Stockholders' Equity	$1,208,765	$1,210,442	$1,168,389

Consolidated Statements of Income Colony Bankcorp, Inc.
(in thousands except per share data)

	Quarter		Year-to-Date
	Three Months Ended		Three Months Ended
	3/31/2017	3/31/2016	3/31/2017	3/31/2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, Including Fees	$9,397	$9,632	$9,397	$9,632
Deposits with Other Banks	80	38	80	38
Investment Securities
U. S. Government Agencies	1,563	1,353	1,561	1,338
State, County and Municipal	30	34	30	34
Corporate Debt	15	-	15	15
Dividends on Other Investments	36	32	36	32
	11,121	11,089	11,121	11,089
Interest Expense
Deposits	1,191	1,204	1,191	1,204
Borrowed Money	468	429	468	429
	1,659	1,633	1,659	1,633
Net Interest Income	9,462	9,456	9,462	9,456
Provision for Loan Losses	335	354	335	354
Net Interest Income After Provision for Loan Losses	9,127	9,102	9,127	9,102

Noninterest Income
Service Charges on Deposits	1,055	1,002	1,055	1,002
Other Service Charges, Commissions and Fees	787	629	787	629
Mortgage Fee Income	186	100	186	100
Securities Gains (Losses)	-	2	-	2
Other	372	439	372	439
	2,400	2,172	2,400	2,172
Noninterest Expense
Salaries and Employee Benefits	4,785	4,474	4,785	4,474
Occupancy and Equipment	960	964	960	964
Other	2,663	2,797	2,663	2,797
	8,408	8,235	8,408	8,235

Income Before Income Taxes	3,119	3,039	3,119	3,039
Income Taxes	1,002	978	1,002	978
Net Income	2,117	2,061	2,117	2,061

Preferred Stock Dividends	211	405	211	405

Net Income Available to Common Shareholders	$1,906	$1,656	$1,906	$1,656
Net Income Per Share of Common Stock
Basic	$0.23	$0.20	$0.23	$0.20
Diluted	$0.22	$0.20	$0.22	$0.20
Cash Dividends Declared Per Share	$0.025	-	$0.025	-
Weighted Average Basic Shares Outstanding	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Diluted Shares Outstanding	8,634,468	8,483,727	8,513,295	8,483,727

COLONY BANKCORP, INC
FINANCIAL HIGHLIGHTS (UNAUDITED)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	QUARTER ENDED		YEAR-TO-DATE
EARNINGS SUMMARY	3/31/2017	3/31/2016	3/31/2017	3/31/2016
Net Interest Income	$9,462	$9,456	$9,462	$9,456
Provision for Loan Losses	335	354	335	354
Non-interest Income	2,400	2,172	2,400	2,172
Non-interest Expense	8,408	8,235	8,408	8,235
Income Taxes	1,002	978	1,002	978
Net Income	2,117	2,061	2,117	2,061
Preferred Stock Dividend	211	405	211	405
Net Income Available to
Common Shareholders	1,906	1,656	1,906	1,656

	QUARTER ENDED		YEAR-TO-DATE
PER COMMON SHARE SUMMARY	3/31/2017	3/31/2016	3/31/2017	3/31/2016
Common Shares Outstanding	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Basic Shares	8,439,258	8,439,258	8,439,258	8,439,258
Weighted Average Diluted Shares	8,634,468	8,483,727	8,634,468	8,483,727
Earnings Per Basic Share (b)	$0.23	$0.20	$0.23	$0.20
Earnings Per Diluted Share (b)	$0.22	$0.20	$0.22	$0.20
Cash Dividends Declared Per Share	$0.025	-	$0.025	-
Common Book Value Per Share	$10.17	$9.78	$10.17	$9.78
Tangible Common Book Value Per Share	$10.17	$9.77	$10.17	$9.77

	QUARTER ENDED		YEAR-TO-DATE
OPERATING RATIOS (1)	3/31/2017	3/31/2016	3/31/2017	3/31/2016
Net Interest Margin (a)	3.35%	3.47%	3.35%	3.47%
Return on Average Assets (b)	0.63%	0.57%	0.63%	0.57%
Return on Average Total Equity (b)	8.11%	6.75%	8.11%	6.75%
Efficiency (c)	70.67%	70.65%	70.67%	70.65%

(1) Annualized
(a)  Computed using fully taxable-equivalent net income
(b)  Computed using net income available to shareholders
(c)  Computed by dividing non-interest expense by the sum of fully taxable-
      equivalent net interest income and non-interest income and excluding security gains/losses.

	QUARTER ENDED
ENDING BALANCES	3/31/2017	3/31/2016
Total Assets	$1,208,765	$1,168,389
Loans, Net of Reserves	751,056	744,356
Allowance for Loan Losses	8,864	9,549
Intangible Assets	72	107
Deposits	1,044,231	1,000,043
Common Shareholders' Equity	85,861	82,522
Common Equity to Total Assets	7.10%	7.06%
Total Equity	85,861	100,543
Total Equity to Total Assets	7.10%	8.61%

	QUARTER ENDED		YEAR-TO-DATE
AVERAGE BALANCES	3/31/2017	3/31/2016	3/31/2017	3/31/2016
Total Assets	$1,200,777	$1,165,286	$1,200,777	$1,165,286
Loans, Net of Reserves	740,206	743,237	740,206	743,237
Deposits	1,033,404	999,335	1,033,404	999,335
Common Shareholders' Equity	84,841	80,175	84,841	80,175
Total Equity	93,993	98,196	93,993	98,196

	QUARTER ENDED		YEAR-TO-DATE
ASSET QUALITY	3/31/2017	3/31/2016	3/31/2017	3/31/2016
Nonperforming Loans	$11,250	$12,109	$11,250	$12,109
Nonperforming Assets	17,149	21,728	17,149	21,728
Substandard Assets	32,003	46,444	32,003	46,444
Net Loan Chg-offs (Recoveries)	394	(591)	394	(591)
Reserve for Loan Loss to Total Loans	1.17%	1.27%	1.17%	1.27%
Reserve for Loan Loss to Non- performing Loans	78.79%	78.86%	78.79%	78.86%
Reserve for Loan Loss to Non-performing Assets	51.69%	43.95%	51.69%	43.95%
Net Loan Chg-offs (Recoveries)
to Avg. Total Loans	0.05%	-0.08%	0.05%	-0.08%
Nonperforming Loans to Total Loans	1.48%	1.61%	1.48%	1.61%
Nonperforming Assets to Total Assets	1.42%	1.86%	1.42%	1.86%
Nonperforming Assets to Total Loans
And Other Real Estate	2.24%	2.85%	2.24%	2.85%
Substandard Assets to Tier One Capital
and Allowance for Loan Losses	25.18%	34.60%	25.18%	34.60%

Quarterly Comparative Data (in thousands, except per share data)
	1Q2017	4Q2016	3Q2016	2Q2016	1Q2016
Assets	$1,208,765	$1,210,442	$1,152,817	$1,147,027	$1,168,389
Loans	751,056	744,999	766,532	754,437	744,356
Deposits	1,044,231	1,044,357	978,500	976,567	1,000,043
Common Shareholders’ Equity	85,861	84,028	86,375	85,444	82,522
Total Equity	85,861	93,388	100,735	103,465	100,543
Net Income	2,117	2,187	2,258	2,167	2,061
Net Income Available to
Common Shareholders	1,906	1,883	1,880	1,761	1,656
Net Income Per Share	0.23	0.22	0.22	0.21	0.20

Key Performance Ratios	1Q2017	4Q2016	3Q2016	2Q2016	1Q2016
Return on Average Assets (1)	0.63%	0.64%	0.65%	0.61%	0.57%
Return on Average Total Equity (1)	8.11%	7.60%	7.35%	6.99%	6.75%
Common Equity to Total Assets	7.10%	6.94%	7.49%	7.45%	7.06%
Total Equity to Total Assets	7.10%	7.71%	8.74%	9.02%	8.61%
Net Interest Margin	3.35%	3.48%	3.56%	3.53%	3.47%

(1) Computed using net income available to shareholders

Contact:
Terry L. Hester
Chief Financial Officer
(229) 426-6000 (Ext 6002)